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                                                                Exhibit 23.1


                             INDEPENDENT AUDITORS' CONSENT


The Board of Directors of Orbitz, Inc. and the Manager of Orbitz, LLC:


We consent to the use of our report dated May 10, 2002, with respect to the combined balance sheets of Orbitz, Inc. and Orbitz, LLC as of December 31, 2000 and 2001, and the related combined statements of operations, equity and cash flows for the period from February 24, 2000 (date of inception) through December 31, 2000, and for the year ended December 31, 2001, included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP


Chicago, Illinois
July 1, 2002